October 31, 2013	Contact:	Taylor Carpenter
Reven Housing REIT, Inc.
7911 Hershel Ave., #201
La Jolla, CA 92037
(858) 459-4000

Reven Housing REIT Closes on Bulk Portfolio of 150 SFRs in Houston

La Jolla, California – Reven Housing REIT, Inc. ("Reven" or the "Company") (OTCQB: RVEN) today announced that it has completed the closing of a bulk SFR portfolio of 150, 100% leased homes in Houston, Texas. Reven now owns portfolios of SFR’s in both Georgia and Texas.

The homes average 1,429 square feet and are mostly three bedroom two bath homes. The majority of homes have had major rehab work done within the last two years and most of the leases are one year and some are month to month.

Additional details regarding the acquisition can be found in the Form 8-K to be filed with the U.S. Securities and Exchange Commission.

Chad M. Carpenter, Chairman and CEO, explained, “This acquisition is our first acquisition in Texas and is a major milestone in the growth of our Company. We are currently under contract to acquire another portfolio of SFR’s in Texas which is scheduled to close in January 2014. Our plan is to move quickly in acquiring additional portfolios of SFR’s in Texas and other states that meet our investment criteria.”

Rickey Williams, President of Red Door Housing who sold the properties, states, “We are very excited about this new relationship with Reven, we will continue on as property managers and intend to sell more leased homes to them in the future. Reven’s management team is very professional, experienced and a pleasure to work with.”

This press release contains forward-looking statements that relate to expectations, beliefs, projections, future plans and strategies, anticipated events and similar expressions. Forward-looking statements may be identified by use of words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” or “potential” or similar words or phrases which are predictions of or indicate future events or trends. Statements such as those concerning potential acquisition activity, investment objectives, strategies, opportunities, other plans and objectives for future operations or economic performance are based on the Company’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Any of these statements could prove to be inaccurate and actual events or investments and results of operations could differ materially from those expressed or implied, including the ability of the Company to consummate additional closings of the private placement. To the extent that the Company’s assumptions differ from actual results, the Company’s ability to meet such forward-looking statements, including its ability to invest in a diversified portfolio of quality real estate investments, may be significantly and negatively impacted. You are cautioned not to place undue reliance on any forward-looking statements and the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, future events or other changes. Please refer to Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on for the year ended December 31, 2012 filed with the SEC on March 29, 2013, and subsequently filed SEC reports, for further information.